Exhibit 99.1

IMPORTANT NOTICE
To the Directors and Executive Officers of CheckFree Corporation
In connection with the
CheckFree Services Corporation 401(k) Plan

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CheckFree Corporation would like to announce some upcoming changes to the current CheckFree Services Corporation 401(k) Plan (the “401(k) Plan”). As of January 1, 2005, SunTrust Bank will replace AMVESCAP as our new trustee and record keeper. To understand the process of transitioning the 401(k) Plan to SunTrust, we are providing you the following anticipated schedule and information:

•	The transitioning or conversion of the 401(k) Plan assets to SunTrust is scheduled for January 1, 2005. At that point, the 401(k) Plan will be trusteed and administered by SunTrust Bank.

•	Under the Sarbanes-Oxley Act of 2002, it is unlawful for any director or executive officer of CheckFree Corporation to directly or indirectly purchase, sell or otherwise acquire any CheckFree Corporation common stock (the “CheckFree stock”) that you now have or may receive in connection with your employment as a director or executive officer, during the “blackout period” during which the 401(k) Plan is being transitioned to SunTrust. The blackout period for our 401(k) Plan is expected to begin on December 17, 2004 and end on February 4, 2004. If you own CheckFree stock that you did not acquire in connection with your service or employment as a director or executive officer, please contact CheckFree’s Legal Department to confirm that such CheckFree stock meets the applicable legal requirements before transferring any such stock. Please note that your on-going participation in our Associate Stock Purchase Plan, continued payroll deductions for contributions to the 401(k) Plan, and transactions effected under a previously established Rule 10b5-1 plan are not prohibited during the blackout period.

•	During the blackout period if you participate in the Plan, you will also be unable to direct or diversify investments in your individual account, to obtain a loan, or to take a distribution from the Plan. All loans, distributions, and withdrawals will be accepted by AMVESCAP up until December 17, 2004. You will continue to have access to AMVESCAP’s VRU and internet site to make transfers and investment election changes up to December 23, 2004 at 4:00 pm EST. If a change of these dates becomes necessary, we will notify you.

•	If you participate in the Plan on January 3, 2005, your account balance will be transferred into comparable or “like” mutual funds. This is referred to as “fund mapping.” Fund Mapping is a process of analyzing mutual funds and comparing them to funds in other Mutual Fund Families that have similar fund objectives, risk and return. As a result of comprehensive fund analysis and evaluation, the new investment line up will include some of the top performing mutual funds from six different nationally recognized mutual fund families — Dreyfus, Goldman, MFS, PIMCO, STI Classic, and T. Rowe Price. We expect this exciting array of investments to give you the opportunity to strengthen and diversify your retirement account.

•	Once your current investments are mapped to the like funds, your 401(k) account will be invested according to the fund mapping. You can continue to have your contributions deducted from your pay during the blackout period. Your contributions will likewise be directed into funds according to the fund mapping. SunTrust uses this blackout time to fully monitor, reconcile and ensure that all balances transfer properly and accurately.

•	Remember if you participate in the Plan, during the blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

CheckFree Services Corporation has a dedicated team from SunTrust to assist with our 401(k) Plan conversion and its ongoing management. In November, SunTrust’s Education Specialist and her associates will conduct Employee Meetings at each of our locations. They will explain more about the conversion process, discuss the fund mapping and the new funds available in detail and help you develop a personal investment strategy. They will also show you how you will be able to access your account using a toll-free number and SunTrust’s internet site.

Be assured that we are complying with all regulations under the Employee Retirement Income Security Act (ERISA) as we continue our transition to SunTrust. If you have any questions concerning this notice or if you have questions as we move through the conversion, you should contact Deborah N. Gable, Senior Vice President, Human Resources, CheckFree Corporation, 4411 East Jones Bridge Road, Norcross Georgia 30092, (678) 375 — 1640 (phone), dngable@checkfreecorp.com (email).